Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LORDSTOWN MOTORS CORP.

Pursuant To Section 242 Of The

General Corporation Law Of The State Of Delaware

Lordstown Motors Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors (the “Board”) of the Company pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a second amendment (the “Charter Amendment”) to the Second Amended and Restated Certificate of Incorporation of the Company, as previously amended (the “Charter”), and declaring said second amendment to be advisable. The stockholders of the Company duly approved said proposed second amendment at an annual meeting of the stockholders called and held on May 22, 2023, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by voting the necessary number of shares as required by statute in favor of the Charter Amendment. The resolution setting forth the second amendment is as follows:

RESOLVED, that Section 4.1 of Article IV of the Charter be deleted in its entirety and replaced with the following language:

Section 4.1 Capital Stock.

(a)	Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 462,000,000 shares, consisting of: (a) 450,000,000 shares of Class A common stock (the “Common Stock”); and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).

(b)	Reverse Stock Split. Effective as of 12:01 a.m. Eastern Time on May 24, 2023 (the “Effective Time”), each fifteen shares of the Corporation’s Common Stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate or book entry position which formerly represented shares of Common Stock that were issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment (without interest and subject to withholding taxes, as applicable) equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the closing price of Common Stock on the Nasdaq Stock Market on the first business day immediately preceding the Effective Time (as adjusted in good faith by the Corporation to account for the reverse stock split ratio). The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. Each certificate or book entry position that immediately prior to the Effective Time represented shares of Common Stock outstanding shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer and President this 22nd day of May, 2023.

LORDSTOWN MOTORS CORP.

/s/ Edward T. Hightower
By: Edward T. Hightower
Title: Chief Executive Officer and President